Exhibit 5.1

October 16, 2012

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Re:	Discover Financial Services
Registration Statement on Form S-3 (Registration No. 333-182440)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) that was filed by Discover Financial Services, a Delaware corporation (the “Company”), on June 29, 2012 (Registration No. 333-182440) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of debt securities, warrants, units, stock purchase contracts, depositary shares, preferred stock and common stock to be issued from time to time by the Company.

Pursuant to the Registration Statement, the Company is issuing 23,000,000 depositary shares (“Depositary Shares”), each representing a 1/40th ownership interest in a share of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share) (the “Underlying Preferred Shares”). Such Depositary Shares include 3,000,000 Depositary Shares being sold pursuant to an option to purchase additional Depositary Shares granted by the Company to the Underwriters pursuant to the Underwriting Agreement (as defined below). The Depositary Shares will be issued under a deposit agreement among the Company, Computershare Shareowner Services LLC, as depositary (the “Depositary”) and the holders from time to time of depositary receipts (“Depositary Receipts”) issued thereunder (the “Deposit Agreement”).

We are familiar with (i) the Registration Statement, (ii) the prospectus dated June 29, 2012 included in the Registration Statement (the “Base Prospectus”), (iii) the prospectus supplement dated October 9, 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) supplementing the Base Prospectus and relating to the Underlying Preferred Shares and Depositary Shares, (iv) the Underwriting Agreement dated October 9, 2012 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup

Global Markets Inc., J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, relating to the issuance and sale of the Underlying Preferred Shares and the Depositary Shares (the “Underwriting Agreement”), (v) certain resolutions of the Board of Directors of the Company adopted on September 21, 2012, as certified by an Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things the creation, offer, issuance, sale and distribution of the Underlying Preferred Shares and Depositary Shares and the establishment of a Preferred Stock Financing Committee of the Board of Directors, (vi) certain resolutions of such Preferred Stock Financing Committee adopted on October 9, 2012, as certified by an Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, (vii) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, in each case as currently in effect and as certified by an Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, (viii) the Certificate of Designations relating to the Underlying Preferred Shares dated October 10, 2012 (the “Certificate of Designations”) and (ix) the Deposit Agreement. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Underlying Preferred Shares in respect of the Depositary Shares have been duly authorized and, when issued and delivered as contemplated by the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The deposit of the Underlying Preferred Shares in respect of the Depositary Shares by the Company in accordance with the Deposit Agreement has been duly authorized and, assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary, each Depositary Share will represent the interest described in the Prospectus in an Underlying Preferred Share; assuming due execution and delivery of the Depositary Receipts by the Depositary pursuant to such Deposit Agreement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement.

Our opinion in paragraph 2 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and commercial reasonableness, and the discretion of the court before which a proceeding is brought.

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2012 and to its incorporation by reference into the Registration Statement and to the use of our name under the captions “Validity of the Preferred Stock and Depositary Shares” and “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP

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